                                                                     EXHIBIT 2.1

                              ACQUISITION AGREEMENT

                                      among

                       EXCHANGE NATIONAL BANCSHARES, INC.
                             a Missouri corporation

                                       and

                         2005 ACQUISITION COMPANY, INC.
                             a Missouri corporation,

                                       and

                            DREXEL BANCSHARES, INC.,
                             a Missouri corporation,
                         and its shareholders as Sellers

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                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I  DEFINITIONS...................................................     1
ARTICLE II  THE ACQUISITION TRANSACTION..................................     3
   2.01   The Acquisition Transaction....................................     3
   2.02   Closing........................................................     4
   2.03   Method of Effecting the Merger and Effective Time..............     4
   2.04   Articles and Bylaws............................................     4
   2.05   Board of Directors and Officers................................     4
   2.06   Additional Actions.............................................     4
   2.07   Payment and Delivery of Merger Consideration...................     5
   2.08   Reservation of Right to Revise Transaction.....................     5
   2.09   Escrow Deposit by ENB..........................................     5
   2.10   Tax Consequences...............................................     6
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS....................     6
   3.01   Organization and Authority.....................................     6
   3.02   Corporate Authorization; Records...............................     7
   3.03   Subsidiaries...................................................     7
   3.04   Capitalization of The Bank and Bancshares......................     8
   3.05   Financial Statements...........................................     8
   3.06   Reports........................................................     9
   3.07   Title to and Condition of Assets...............................     9
   3.08   Real Property..................................................     9
   3.09   Loans, Commitments and Contracts...............................    10
   3.10   Absence of Defaults............................................    13
   3.11   Absence of Undisclosed Liabilities.............................    13
   3.12   Allowance for Loan and Lease Losses; Non-Performing Assets.....    13
   3.13   Taxes..........................................................    14
   3.14   Material Adverse Change........................................    14
   3.15   Litigation and Other Proceedings...............................    14
   3.16   Compliance with Laws...........................................    15
   3.17   Labor..........................................................    16
   3.18   Employee Benefit Plans.........................................    16
   3.19   Conduct of Bancshares's and the Bank's Businesses to Date......    17
   3.20   Full Disclosure................................................    18
   3.21   Brokers and Finders; Other Liabilities.........................    18
   3.22   Interest Rate Risk Management Instruments......................    18
   3.23   Representations Concerning Shareholders........................    18
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER ENTITIES..........    19
   4.01   Organization and Authority.....................................    19
   4.02   Corporate Authorization........................................    19
   4.03   Material Adverse Change........................................    20
   4.04   Full Disclosure................................................    20
ARTICLE V CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME..............    20
   5.01   Conduct of Businesses Prior to the Closing Date................    20


                                       i

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
   5.02    Forbearances of Bancshares and the Bank........................   20
ARTICLE VI ADDITIONAL COVENANTS...........................................   22
   6.01    Access and Information; Due Diligence..........................   22
   6.02    Regulatory Matters.............................................   23
   6.03    Shareholder Approvals..........................................   23
   6.04    Current Information............................................   23
   6.05    Environmental Reports..........................................   23
   6.06    Expenses.......................................................   24
   6.07    Miscellaneous Agreements and Consents..........................   24
   6.08    Press Releases and Disclosure of Agreement.....................   24
   6.09    Indemnification of Bancshares' and the Bank's Directors,
              Officers and Employees......................................   25
   6.10    Employment Agreement...........................................   25
   6.11    Regulatory Approvals...........................................   25
   6.12    Breaches.......................................................   25
   6.13    Consummation of Agreement......................................   26
   6.14    Noncompetition.................................................   26
   6.15    Existence of the Bank..........................................   27
ARTICLE VII CONDITIONS....................................................   27
   7.01    Conditions to Each Party's Obligation To Effect the
              Merger......................................................   27
   7.02    Conditions to Obligations of the Sellers.......................   28
   7.03    Conditions to Obligations of the Buyer Entities................   28
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER............................   30
   8.01    Termination....................................................   30
   8.02    Effect of Termination..........................................   31
   8.03    Amendment......................................................   31
   8.04    Waiver.........................................................   31
ARTICLE IX INDEMNIFICATION................................................   32
   9.01    Indemnification................................................   32
   9.02    Claims.........................................................   32
   9.03    Costs..........................................................   32
   9.04    Reimbursement..................................................   33
   9.05    Net Loss and De Minimis........................................   33
   9.06    Limitations....................................................   33
ARTICLE X GENERAL PROVISIONS..............................................   33
   10.01   Survival of Representations, Warranties and Agreements.........   33
   10.02   No Assignment; Successors and Assigns..........................   33
   10.03   Severability...................................................   33
   10.04   No Implied Waiver..............................................   34
   10.05   Headings.......................................................   34
   10.06   Entire Agreement...............................................   34
   10.07   Counterparts...................................................   34
   10.08   Notices........................................................   34
   10.09   Governing Law..................................................   35
   10.10   Authority of Shareholder Representative........................   35

                              ACQUISITION AGREEMENT

     This Acquisition Agreement (this "Agreement") is made and entered into as of January 28, 2005, by and among EXCHANGE NATIONAL BANCSHARES, INC., a Missouri corporation ("ENB"), 2005 ACQUISITION COMPANY, INC., a Missouri corporation ("Acquisition Company," and collectively with ENB, the "Buyer Entities"), DREXEL BANCSHARES, INC., a Missouri corporation ("Bancshares"), and the undersigned shareholders of Bancshares (collectively the "Shareholders," and, together with Bancshares, the "Sellers").

                                   WITNESSETH:

     WHEREAS, ENB is the beneficial and record owner of one hundred percent (100%) of the issued and outstanding shares of the common stock of Acquisition Company;

     WHEREAS, Bancshares is the beneficial and record owner of one hundred percent (100%) of the issued and outstanding shares of the common stock ("Bank Stock") of Bank 10, a Missouri bank (the "Bank");

     WHEREAS, the Shareholders are the beneficial and record owners of one hundred percent (100%) of the issued and outstanding shares of the voting and non-voting common stock ("Bancshares Stock") of Bancshares;

     WHEREAS, ENB desires to acquire one hundred percent (100%) of the issued and outstanding shares of Bancshares Stock, and the Shareholders desire to sell such shares to ENB, all pursuant to the terms herein set forth;

     WHEREAS, in order to provide for the acquisition of the shares of Bancshares Stock held by the Shareholders, ENB has organized Acquisition Company into which it is proposed that Bancshares would merge as provided in this Agreement and the Merger Agreement; and

     WHEREAS, the Buyer Entities and the Sellers desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.01 "Acquisition Company" means 2005 Acquisition Company, Inc., a Missouri corporation.

     1.02 "Bancshares" means Drexel Bancshares, Inc., a Missouri corporation and registered bank holding company.

     1.03 "Bank" means Bank 10, a Missouri banking corporation that is a member of the Federal Reserve System.

     1.04 "BHC Act" means the Bank Holding Company of 1956, as amended.

     1.05 "Book Value" means (i) in the case of the Bank, an amount, determined in accordance with GAAP, that is the sum of capital, surplus and undivided profits of the Bank, except that there shall be no adjustment made for unrealized gains or losses with respect to the investment securities portfolio of the Bank, and (ii) in the case of Bancshares, an amount, determined in accordance with GAAP, that is the shareholders' equity of Bancshares.

     1.06 "Closing Date" means the date of the Closing as defined in Section
2.02 of this Agreement.

     1.07 "Due Diligence Period" means the period of time commencing on the date of execution of this Agreement and ending 30 days thereafter, or on such earlier date as ENB shall have terminated such period by notice to the Sellers.

     1.08 "Due Diligence Review" means the review by ENB during the Due Diligence Period of Bancshares and the Bank and their respective operations, business affairs, prospects and financial condition, including, without limitation, those matters which are the subject of Bancshares' representations and warranties included herein.

     1.09 "Effective Time" means the date and the time that the Missouri Secretary of State issues a certificate of merger with respect to the Merger.

     1.10 "ENB" means Exchange National Bancshares, a Missouri corporation that is a registered bank holding company.

     1.11 "Equity Securities" means the capital stock or other equity securities of an issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities.

     1.12 "Escrow Agent" means Citizens Union State Bank & Trust.

     1.13 "Escrow Agreement" means the Escrow Agreement, dated the date hereof, by and among ENB, Bancshares and Escrow Agent.

     1.14 "FDI Act" means the Federal Deposit Insurance Act of 1950, as amended.

     1.15 "FDIC" means the Federal Deposit Insurance Corporation.

     1.16 "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

     1.17 "Financial Statements" has the meaning given to that term in Section 3.05(b) hereof.


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

     1.18 "GAAP" means generally accepted accounting principles.

     1.19 "Merger" means the merger of Bancshares with and into Acquisition Company, with Acquisition Company being the surviving corporation.

     1.20 "Merger Agreement" means the Merger Agreement being executed concurrently herewith by and between Bancshares and Acquisition Company, in the form attached hereto as Exhibit A.

     1.21 "Merger Consideration" means a cash amount equal to $32,862,000, plus any amount by which the Book Value of Bancshares as of the business day immediately preceding the Closing Date is greater than $13,144,800 or minus any amount by which the Book Value of Bancshares as of the business day immediately preceding the Closing Date is less than $13,144,800, as the case may be, subject to further adjustment, if applicable, to eliminate any unrealized gain or loss in the Bank's investment portfolio, to cause the Bank's reserve for loan losses to be at least 1.1% of the amount of all of the Bank's loans then outstanding and to reflect any adjustments contemplated by Section 6.05.

     1.22 "Missouri Director of Finance" means the Division of Finance of the Missouri Department of Economic Development.

     1.23 "Regulatory Authority" means any federal, state, municipal or local government, securities, banking, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (such entities being referred to herein collectively as the "Regulatory Authorities").

     1.24 "Shareholder Representative" means Joe D. Balentine, as representative of the Shareholders.

     1.25 "Surviving Corporation" means Acquisition Company, as the surviving corporation of the Merger.

                                   ARTICLE II
                          THE ACQUISITION TRANSACTION

     2.01 The Acquisition Transaction. Subject to the terms and conditions of this Agreement:

          (a) Bancshares will merge with and into Acquisition Company under the terms set forth in the Merger Agreement, with Acquisition Company being the Surviving Corporation;

          (b) the shareholders of Bancshares will be eligible to receive the amount of cash that equals their respective percentage ownership interest in the outstanding shares of Bancshares Stock as of the Effective Time multiplied by the total amount of Merger Consideration payable in the Merger (on and after the Effective Time, the holders of certificates which immediately prior to the Effective Time represented outstanding shares of Bancshares

Stock shall cease to have any rights as shareholders of Bancshares, except the right to receive their respective percentage interest of the Merger Consideration); and

          (c) upon consummation of the Merger, the separate corporate existence of Bancshares will cease and Acquisition Company will be the Surviving Corporation and will be the beneficial and record owner of one hundred percent (100%) of the issued and outstanding Bank Stock.

     2.02 Closing. The closing (the "Closing") of the Merger, unless the parties hereto shall otherwise mutually agree, shall take place at the offices of ENB's counsel in Kansas City, Missouri, at 10:00 a.m., local time, on a date designated by ENB (the "Closing Date"), which shall be at least two (2) business days and not more than thirty (30) business days following the receipt of all requisite approvals of the Merger by the Federal Reserve Board, Missouri Director of Finance and any other bank regulatory agency that may be necessary or appropriate, and the expiration of any required waiting period.

     2.03 Method of Effecting the Merger and Effective Time. On the Closing Date, the parties hereto will cause the Merger to be consummated by delivering to the Missouri Secretary of State, for filing, copies of the Merger Agreement and related articles of merger in such form as is required by, and executed in accordance with, the relevant provisions of Chapter 351 of the Missouri Revised Statutes. The Merger shall be effective at the Effective Time.

     2.04 Articles and Bylaws. The articles of incorporation and bylaws of Acquisition Company in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation, in each case until amended in accordance with their respective provisions and applicable law.

     2.05 Board of Directors and Officers. At the Effective Time, (i) the members of the Board of Directors of the Surviving Corporation and the terms of these directors shall be as designated by ENB immediately prior to the Effective Time, and (ii) the officers of the Surviving Corporation shall be the persons designated by ENB immediately prior to the Effective Time, and such persons will serve in their designated offices, thereafter, until their respective successors are duly elected and qualified.

     2.06 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to
(a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to, or under any of the rights, properties or assets of Bancshares, or (b) otherwise carry out the purposes of this Agreement or the Merger Agreement, Bancshares and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement or the Merger Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Bancshares or otherwise to take any and all such action.

     2.07 Payment and Delivery of Merger Consideration. At the Effective Time, on the Closing Date, Acquisition Company shall deliver to each of the shareholders of Bancshares the amount of cash that equals their respective stockholder percentage ownership interest in the outstanding shares of Bancshares Stock as of the Effective Time multiplied by the Merger Consideration, which shall be computed as follows. Book Value of Bancshares for purposes of calculating the Merger Consideration shall be determined by taking the capital account from the Bank's Daily Statement for the business day immediately preceding the Closing Date; entering that amount as Bancshares' Investment in Subsidiary Bank on the books of Bancshares; taking the total stockholder's equity amount from the financial statement of Bancshares for the business day immediately preceding the Closing Date (without reflecting the unrealized gains and losses of the subsidiary Bank) and utilizing that amount as the Book Value of Bancshares for the business day immediately preceding the Closing Date. The Book Value of Bancshares so computed shall then be used to increase or decrease the $32,862,000 component of the Merger Consideration depending on whether Bancshares' Book Value is greater than or less than $13,144,800. Adjustments, if any, including adjustments for the Bank's reserve for loan losses and as contemplated by Section 6.05 shall be made on the date that is 30 days after the Closing Date, at which time the Merger Consideration will be adjusted, if necessary. The delivery of the above Merger Consideration shall be made upon the surrender by each of the shareholders of Bancshares to the Surviving Corporation of all certificates representing the total number of shares of Bancshares Stock owned by such shareholder. Within 30 days immediately following the Closing Date, ENB and the Shareholder Representative mutually will verify and reconcile the calculation of the aggregate Merger Consideration. After completing such verification and reconciliation, any portion of the Merger Consideration that remains to be paid by Acquisition Company to the Shareholders promptly shall be paid to them and any amount that previously has been paid by Acquisition Company to the Shareholders in excess of the Merger Consideration to which they are entitled promptly shall be paid by the Shareholders to Acquisition Company, as the case may be.

     2.08 Reservation of Right to Revise Transaction. ENB may at any time change the method of effecting the acquisition of Bancshares and the Bank by ENB (including without limitation the provisions of this Article II) if and to the extent ENB deems such change to be desirable; provided, however, that no such change shall (a) alter or change the amount or kind of the Merger Consideration,
(b) in the reasonable opinion of the tax counsel or tax advisor of the Sellers, adversely affect the tax treatment to the holders of Bancshares Stock as a result of receiving the Merger Consideration, or (c) materially impede or delay receipt of any approval referred to in Section 7.01(b) or the consummation of the transactions contemplated by this Agreement, the Merger Agreement or any other agreement executed in connection herewith.

     2.09 Escrow Deposit by ENB. Pursuant to the terms of the Escrow Agreement, substantially as set forth in Exhibit B hereto, at the date of execution of this Agreement, ENB will deposit with the Escrow Agent the sum of $100,000 (the "Escrow Deposit"), to be held and disbursed by the Escrow Agent in accordance with the Escrow Agreement. In the event that the Closing does not occur by June 30, 2005, but the Buyer Entities are not in default under any of the terms of this Agreement and are in compliance with all of the terms hereof applicable to them, the Escrow Deposit shall be returned to ENB. In the event that there is no Closing by June 30, 2005 because the Buyer Entities are in default under any of the terms of this Agreement applicable to them, and Sellers are in compliance with all of the terms hereof applicable to them, the Escrow Deposit shall be paid to Bancshares, on behalf of the Sellers, as liquidated damages for the breach hereof by the Buyer Entities. At the Closing, the Escrow Deposit will be paid to Acquisition Company for disbursement to the shareholders of Bancshares upon their surrender to the Surviving Corporation of the certificates representing the outstanding shares of Bancshares Stock pursuant to Section 2.07.

     2.10 Tax Consequences. The parties intend that for federal income tax purposes the Merger shall be a sale by Bancshares and the Bank of all of their assets to ENB, in exchange for the cash Merger Consideration. To effect the parties' intended income taxation of the transaction, the parties agree to make the elections provided in Internal Revenue Code Sections 338(a) and (g) and 338
(h)(10) and the Income Tax Regulations promulgated thereunder, including Section 1.338(h)(10)-1. The parties shall execute and timely file with the Internal Revenue Service, and appropriate state taxing authorities if necessary, all election statements, forms, or other information necessary or appropriate to perfect the elections under Section 338(a) and 338(h)(10). The parties further agree that the aggregate Merger Consideration shall be allocated among the acquired assets consistent with Income Tax Regulation Sections 1.338-6 and 1.1060-1(c). The valuation of Bancshares' and the Bank's assets and liabilities for purposes of the Asset Acquisition Statement (Form 8594) shall be as determined by the mutual agreement of Bancshares and ENB prior to the Closing, based on the parties' reasonable best judgment of the respective Book Values of such assets and liabilities in accordance with GAAP, except that the Bank's securities portfolio will be valued at market value, its loan portfolio will be valued at book value net of the loan loss reserve, its real property and improvements will be valued at their appraised value, and its furniture, fixtures and equipment and software will be valued at depreciated tax book value.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     As an inducement to the Buyer Entities to enter into and perform their respective obligations under this Agreement, and notwithstanding any examinations, inspections, audits and other investigations made by the Buyer Entities, the Sellers hereby jointly and severally represent and warrant to the Buyer Entities as to the following matters, except that no party other than a Shareholder shall be responsible for any warranties that relate solely to that Shareholder.

     3.01 Organization and Authority.

          (a) Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, is duly qualified to do business, and is in good standing in all jurisdictions where its ownership, leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Bancshares is registered as a bank holding company with the Federal Reserve Board under the BHC Act. True and complete copies of the articles of incorporation and bylaws of Bancshares, each as in effect on the date of this Agreement, are included in
Schedule 3.01(a) hereof.

          (b) The Bank is a bank duly organized, validly existing and in good standing under the laws of the State of Missouri. The deposits of the Bank are insured by the FDIC under the FDI Act. The Bank is qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has the corporate power and authority to own and operate its properties and to carry out its business as and where the same is now being conducted. True and complete copies of the articles of agreement and bylaws of the Bank, each as in effect on the date of this Agreement, are included in Schedule 3.01(b) hereof.

     3.02 Corporate Authorization; Records.

          (a) Bancshares has the corporate power and authority to enter into this Agreement and the Merger Agreement and to carry out its obligations hereunder and thereunder, subject to (i) the approval of this Agreement, the Merger and the Merger Agreement by the shareholders of Bancshares, and (ii) such approvals of governmental agencies and other governing boards having regulatory authority over Bancshares and/or the Bank as may be required by applicable law, rule or regulation.

          (b) The only shareholder vote of Bancshares required to approve the Merger is the affirmative vote of the holders of two thirds of the outstanding shares of Bancshares Stock. The execution, delivery and performance of this Agreement and the Merger Agreement by Bancshares have been duly authorized by the Board of Directors of Bancshares. Subject to the approvals, as aforesaid, this Agreement and the Merger Agreement are the valid and binding obligations of Bancshares, enforceable against it in accordance with their respective terms.

          (c) Except as set forth on Schedule 3.02(c), neither the execution, delivery and performance by Bancshares of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated thereby, nor compliance by Bancshares with any of the provisions thereof will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Bancshares under any of the terms, conditions or provisions of (A) its articles of incorporation or bylaws, or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Bancshares is a party or by which it may be bound, or to which Bancshares or any of their respective properties or assets may be subject, or (ii) subject to the receipt of the requisite approval of the Merger by the Federal Reserve Board and the Missouri Director of Finance, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Bancshares or any of its properties or assets.

          (d) The minute books and stock records of Bancshares and the Bank are complete and correct and accurately reflect all meetings, consents and other actions of the shareholders, Board of Directors and committees of the Board of Directors occurring since the organization of each.

     3.03 Subsidiaries. Bancshares has no subsidiaries other than the Bank and the Bank has no subsidiaries and does not control, or have any equity ownership interest in, any other corporation, partnership, joint venture or other business association, other than any interest pledged to the Bank in the ordinary course of its business as security for the obligations of third parties to the Bank or held by the Bank as a consequence of its exercise of rights and remedies in respect of any interest pledged as security in respect of such obligation.

     3.04 Capitalization of The Bank and Bancshares. The capital stock of the Bank consists of 1,000 shares of common stock, $100 par value, 1,000 shares of which are issued and outstanding as of the date hereof. The authorized capital stock of Bancshares consists of (i) 3,000 shares of voting common stock, $10 par value, 2,777 shares of which are issued and outstanding as of the date hereof and 223 shares of which are held in treasury, and (ii) 27,000 shares of non-voting common stock, $10 par value, 27,000 shares of which are issued and outstanding as of the date hereof. Bancshares has and will have as of the Effective Time good and marketable title to 1,000 shares, or 100% of the then issued and outstanding shares of the Bank Stock and the Shareholders collectively have and will have as of the Effective Time good and marketable title to 29,777 shares, or 100% of the then issued and outstanding shares of the Bancshares Stock, in each case, free and clear of any liens, claims, charges, encumbrances and assessments of any kind or nature whatsoever. There are no other shares of capital stock or other Equity Securities of Bancshares or the Bank outstanding. All of the issued and outstanding shares of Bancshares Stock and Bank Stock are validly issued, fully paid and nonassessable.

     3.05 Financial Statements.

          (a) Delivered herewith as Schedule 3.05(a) are copies of the following financial statements:

               (i) Balance sheets of Bancshares as of December 31, 2001, 2002, 2003 and 2004, and related statements of income for the four (4) years ended December 31, 2004;

               (ii) Form FR Y-6 reports of Bancshares as of December 31, 2003 and 2002, and Form FR Y-9LP and Form FR Y-9C reports filed during the year ended December 31, 2003 and the period ended September 30, 2004, as furnished by Bancshares to the Federal Reserve Board; and

               (iii) The Consolidated Reports of Condition and Income of the Bank as of and for the years ended December 31, 2003 and 2002, and as of and for the periods ended March 31, 2004, June 30, 2004 and September 30, 2004, as filed by the Bank with the FDIC.

          (b) The financial statements referenced in Section 3.05(a) are referred to collectively as the "Financial Statements." The Financial Statements have been prepared in accordance with the books and records of Bancshares and the Bank in accordance with GAAP or, as to the financial statements referenced in Sections 3.05(a)(ii) and 3.05(a)(iii) above, regulatory accounting principles, consistently applied in both cases as applied to financial institutions, and present fairly the consolidated financial positions of Bancshares and the Bank, respectively, at the dates thereof and the consolidated results of their respective operations (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which will be material).

          (c) Bancshares and the Bank have each prepared, kept and maintained through the date hereof true, correct and complete financial and other books and records of their affairs which fairly reflect their respective financial conditions, results of operations, businesses, assets, prospects or operations.

     3.06 Reports. Since January 1, 2001, Bancshares and the Bank have filed all reports, registrations and statements, together with any required amendments thereto, that were required to be filed with any Regulatory Authority, having jurisdiction over the affairs of each. All such reports and statements filed with any such Regulatory Authority are collectively referred to herein as the "Bancshares and Bank Reports." As of their respective dates, the Bancshares and Bank Reports complied in all respects with all the rules and regulations promulgated by the applicable Regulatory Authority. With respect to the Bancshares and Bank Reports filed with the Regulatory Authorities, there is no material unresolved violation, criticism or exception by any Regulatory Authority with respect to any report or statement filed by, or any examination of, the Bank or Bancshares.

     3.07 Title to and Condition of Assets.

          (a) Except as may be reflected in the Financial Statements or set forth on Schedule 3.07(a) and excepting all real property (which is the subject of Section 3.08), Bancshares and the Bank have, and at the Closing Date will have, good and marketable title to their respective properties and assets, including, without limitation, those reflected on the Financial Statements, free and clear of any liens, charges, pledges, encumbrances, defects, claims or rights of third parties, except for liens for taxes, assessments or other governmental charges not yet delinquent.

          (b) No assets reflected on the Financial Statements, which in the aggregate exceed $10,000, have been sold, leased, transferred, assigned or otherwise disposed of since September 30, 2004 except in the ordinary course of business or as set forth in Schedule 3.07(b). All dispositions of assets since September 30, 2004, regardless of amount, have been made at fair value.

          (c) All furniture, fixtures, vehicles, machinery and equipment and computer software owned or used by Bancshares or the Bank, including any of such items leased as a lessee and all facilities and improvements comprising part of any owned or leased real property, taken as a whole, with no single such item being deemed of importance, are in good order and repair, free of defects and in good operating condition, subject only to normal wear and tear. The operation by Bancshares or the Bank of such assets is in compliance in all material respects with all applicable laws, ordinances and rules and regulations of any governmental authorities having jurisdiction.

     3.08 Real Property.

          (a) Neither Bancshares nor the Bank is a lessee of real property, except as set forth in Schedule 3.08(a). The legal description of each parcel of real property owned by Bancshares or the Bank (other than real property acquired in foreclosures or in lieu of foreclosure in the course of collection of its loans and being held by the Bank for disposition as required by law) is set forth in Schedule 3.08(a) attached hereto (such real property being herein referred to as the "Real Property").

          (b) There is no pending dispute involving Bancshares or the Bank as to the title of or the right to use any of its Real Property.

          (c) Neither Bancshares nor the Bank has any interest in any other real property except for the Bank's interests as a mortgagee, and except for real property acquired in foreclosures or in lieu of foreclosure and being held for disposition as required by law.

          (d) None of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way or "setback" line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

          (e) None of the buildings, structures or improvements located on the Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of the Sellers, threatened, with respect to any such building, structure or improvement. The Real Property is in generally good condition, reasonable wear and tear excepted, and has been maintained in accordance with reasonable and prudent business practices applicable to like facilities.

          (f) Except as may be reflected on the Financial Statements or with respect to such easements, liens, defects or encumbrances of record, which to the best knowledge of Sellers, do not individually or in the aggregate adversely affect the use or value of the parcel of Real Property, Bancshares and the Bank each has, and at the Closing Date will have, good and marketable title to the Real Property owned by it, free and clear of any liens, charges, pledges, encumbrances, defects, claims or rights of third parties, except as set forth in
Schedule 3.08(f).

     3.09 Loans, Commitments and Contracts.

          (a) Bancshares has no outstanding loans receivable nor any commitments to lend. Schedule 3.09(a) contains a complete and accurate listing of all contracts entered into with respect to deposits of $250,000 or more, by account or other identifying number, and all loan agreements and commitments, notes, security agreements, repurchase agreements, bankers' acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements and other documents relating to or involving extensions of credit or other commitments to extend credit by the Bank with respect to any one entity or related group of entities in excess of $250,000, to which any of the foregoing is a party or by which it is bound, by account or other identifying number, and, where applicable, such other information as shall be necessary to identify any related group of entities.

          (b) Except for the contracts and agreements required to be listed on
Schedule 3.09(a) and except as set forth in Schedule 3.09(b) hereto, neither Bancshares nor the Bank is a party to or bound by any:

               (i) agreement, contract, arrangement, understanding or commitment with any labor union;

               (ii) franchise or license agreement;

               (iii) written employment, severance or termination pay, agency, consulting or similar agreement, contract, arrangement, understanding or commitment in respect of personal services;

               (iv) material agreement, arrangement or commitment (A) not made in the ordinary course of business, or (B) pursuant to which Bancshares or the Bank is or may become obligated to invest in or contribute other than pursuant to the Sellers Employee Plans (as that term is defined in Section 3.18 hereof);

               (v) agreement, indenture or other instrument not disclosed in the Financial Statements relating to the borrowing of money by the Bank or Bancshares or the guarantee by the Bank or Bancshares of any such obligation (other than trade payables or instruments related to transactions entered into in the ordinary course of business by the Bank or Bancshares such as deposits, Fed Funds borrowings, Federal Home Loan Bank Board advances and repurchase and reverse repurchase agreements), other than such agreements, indentures or instruments providing for annual payments of less than $50,000;

               (vi) contract containing covenants which limit the ability of the Bank or Bancshares to compete in any line of business or with any person or which involves any restrictions on the geographical area in which, or method by which, the Bank or Bancshares may carry on their respective businesses (other than as may be required by law or any applicable Regulatory Authority);

               (vii) lease of personal property with annual rental payments aggregating $25,000 or more;

               (viii) loans or other obligations payable or owing to any officer, director or employee except (A) salaries, wages and directors' fees incurred and accrued in the ordinary course of business and (B) obligations due in respect of any depository accounts maintained by any of the foregoing at the Bank in the ordinary course of business;

               (ix) loans or debts payable or owing by any executive officer or director of the Bank or Bancshares or any other person or entity deemed an "executive officer" or a "related interest" of the Bank or Bancshares, as such terms are defined by the FDIC in 12 C.F.R. Part 349;

               (x) other agreements, contracts, arrangements, understandings or commitments that involve obligations by the Bank or Bancshares of more than $25,000 in the aggregate that extend beyond six months from the date hereof and cannot be canceled without cost or penalty upon notice of 30 days or less, other than contracts entered into in respect of deposits, loan agreements and commitments, notes, security agreements, repurchase and reverse repurchase agreements, bankers' acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements and other documents relating to transactions entered into by the Bank or Bancshares in the ordinary course of business and not involving extensions of credit with respect to any one entity or related group of entities in excess of $250,000.

          (c) The Bank and Bancshares carry property, casualty, liability, directors and officer errors and omissions, products liability and other insurance coverages as set forth in Schedule 3.09(c).

          (d) True, correct and complete copies of the agreements, contracts, leases, insurance policies and other documents referred to in Schedule 3.09(a),
Schedule 3.09(b), and Schedule 3.09(c) shall be furnished or made available to the Buyer Entities.

          (e) Each of the agreements, contracts, leases, insurance policies and other documents referred to in Schedule 3.09(a), Schedule 3.09(b) and Schedule 3.09(c) is a valid, binding and enforceable obligation of the parties sought to be bound thereby, except as the enforceability thereof against the parties thereto (other than the Bank or Bancshares) may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to the enforcement of creditors' rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies. Each data processing agreement to which the Bank or Bancshares is a party shall expire by its terms on or before October 31, 2005.

          (f) Schedule 3.09(f) contains a true, correct and complete listing, as of the date of this Agreement, by account or other identifying number, of (i) all loans in excess of $100,000 of the Bank which have been accelerated during the past twelve months which have not, to date, been repaid or written off, (ii) all loan commitments or lines of credit of the Bank in excess of $100,000 which have been terminated by the Bank during the past twelve months by reason of default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower which have not, to date, been repaid or written off, (iii) all loans, lines of credit and loan commitments in excess of $100,000 as to which the Bank has given written notice to the borrower or customer of the Bank's intent to terminate during the past twelve months which have not, to date, been repaid or written off, (iv) with respect to all loans in excess of $100,000, all notification letters and other written communications from the Bank to any of its borrowers, customers or other parties during the past twelve months wherein the Bank has requested or demanded that actions be taken to correct existing material defaults or material facts or circumstances which may become defaults, (v) each borrower, customer or other party which has notified the Bank during the past twelve months of, or asserted against the Bank, in writing, any "lender liability" or similar claim, and each borrower, customer or other party which has given the Bank any oral notification of, or asserted against the Bank, any such claim, and (vi) all loans in excess of $50,000 (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) where a reasonable doubt exists as to the timely future collectibility of future principal and interest, whether or not interest is still accruing or the loan is less than 90 days past due, (4) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, (5) where a specific reserve allocation exists in connection therewith, or (6) that have been classified "substandard," "doubtful" or "loss" or the equivalent thereof by any Regulatory Authority.

     3.10 Absence of Defaults. Except as set forth in Schedule 3.10, there are no pending disputes between the Bank or Bancshares and the other parties to the agreements, contracts, leases, insurance policies and other documents referred to in Schedule 3.09(a), Schedule 3.09(b), and Schedule 3.09(c), and to the best knowledge of the Sellers, all such agreements, contracts, leases, insurance policies and other documents are in full force and effect and not in default with respect to the Bank or Bancshares or any other party thereto, and will continue in full force and effect immediately after the Closing Date.

     3.11 Absence of Undisclosed Liabilities.  Except as disclosed in Schedule
3.11 or in any other Schedule delivered herewith:

          (a) As of the date hereof, neither the Bank nor Bancshares has any debts, liabilities or obligations, equal to or exceeding $25,000, individually, or $50,000, in the aggregate, whether accrued, absolute, contingent or otherwise and whether due or to become due, which are required to be reflected in the Financial Statements or the notes thereto in accordance with GAAP consistently applied except:

               (i) liabilities reflected in the Financial Statements;

               (ii) deposits, debts, liabilities or obligations incurred since September 30, 2004 in the ordinary and usual course of its businesses, none of which are for breach of contract, breach of warranty, torts, infringements or lawsuits, and none of which adversely affect their respective financial positions or results of operations, businesses, assets, prospects or operations; and

               (iii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the Merger and the transactions related thereto.

          (b) Neither the Bank nor Bancshares was, as of September 30, 2004, and since such date to the date hereof has become a party to, any contract or agreement, excluding deposits, loan agreements and commitments, notes, security agreements, repurchase and reverse repurchase agreements, bankers' acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements and other documents relating to transactions entered into by the Bank or Bancshares in the ordinary course of business which affected, affects or may reasonably be expected to affect, materially and adversely, its financial position, results of operations, business, assets or operations.

     3.12 Allowance for Loan and Lease Losses; Non-Performing Assets.

          (a) All of the accounts, notes and other receivables which are reflected in the balance sheet of the Bank as of September 30, 2004 were acquired in the ordinary course of business and are to the best knowledge of Sellers collectible in full in the ordinary course of business, except for possible loan and lease losses for which reserves have been made on the financial statements in accordance with regulatory requirements in the allowance for loan and lease losses in such balance sheet.

          (b) The allowance for loan losses contained in the balance sheet of the Bank as of September 30, 2004 was established in accordance with the past practices and experiences of the Bank and such allowance was adequate in all material respects under applicable regulatory requirements to provide for possible losses on loans and leases (including, without limitation, accrued interest receivable) and credit commitments (including, without limitation, stand-by letters of credit) as of the date of such balance sheet.

          (c) Schedule 3.12(c) sets forth as of the date of this Agreement all assets classified as real estate acquired through foreclosure, including in-substance foreclosed real estate ("Non-Performing Assets").

     3.13 Taxes. Bancshares is a duly qualified "S Corporation" and the Bank is a duly qualified "Qualified Subchapter S Subsidiary" within the meaning of
Section 1361 of the Code and each has been so duly qualified since the S Corporation status of Bancshares was first elected. Bancshares has timely filed all tax returns required to be filed by it and its subsidiaries and all taxes shown on such returns or required to be shown on such returns have been paid in full or adequate reserves for the payment thereof have been established by Bancshares. The Bancshares financial statements reflect an adequate reserve for all taxes payable by Bancshares accrued through the date of the Bancshares financial statements. All material deficiencies for any taxes which have been proposed, asserted or assessed against Bancshares have been fully paid, or are fully reflected as a liability in the Bancshares financial statements, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Bancshares financial statements. The federal income tax returns of Bancshares have been examined by and settled with the United States Internal Revenue Service (the "IRS"), or the statute of limitations with respect to such years has expired, for all years through the fiscal year ended December 31, 2000, the three year statute of limitations period. Bancshares has previously delivered or made available to ENB true and complete copies of its federal income tax returns for each of the years 2001 through 2003.

     3.14 Material Adverse Change. Since September 30, 2004, there has been no material adverse change in the financial condition, results of operations, business, assets, prospects or operations of Bancshares or the Bank taken as a whole, other than changes in banking laws or regulations, or interpretations thereof, or other conditions that affect the banking industry generally, or changes in the general level of interest rates.

     3.15 Litigation and Other Proceedings. Except as set forth in Schedule 3.15, neither Bancshares nor the Bank is a party to any pending or, to the best knowledge of the Sellers, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition, results of operations or prospects of Bancshares or the Bank. Without limiting the generality of the foregoing, except as set forth in Schedule 3.15, there are no actions, suits or proceedings pending or, to the best knowledge of the Sellers, threatened against Bancshares or the Bank or any of their respective officers or directors by any shareholder of Bancshares or the Bank (or any former shareholder) or involving claims under the Community Reinvestment Act of 1977, Bank Secrecy Act, the fair lending laws or any other laws applicable to the Bank.

     3.16 Compliance with Laws.

          (a) Bancshares and the Bank have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own or lease their respective properties and assets and to carry on their respective businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any of them is threatened; and, to the best knowledge of Sellers, all such filings, applications and registrations are current; in each case except for permits, licenses, authorizations, orders, approvals, filings, applications and registrations the failure to have (or have made) would not have a material adverse effect on the financial condition, results of operations, business or prospects of Bancshares or the Bank.

          (b) Each of Bancshares and the Bank has complied with all laws, regulations and orders (including, without limitation, zoning ordinances, building codes, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and securities, tax, environmental, civil rights and occupational health and safety laws and regulations and including, without limitation, in the case of the Bank, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, deposit-taking, lending or related business, or to the exercise of trust powers) and governing instruments applicable to it and to the conduct of its business, the violation of which could reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Bancshares or the Bank, and neither Bancshares nor the Bank is in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit or license of any Regulatory Authority or court, whether federal, state, municipal or local and whether at law or in equity.

          (c) Except as set forth in Schedule 3.16, and to the best knowledge of Sellers, neither Bancshares nor the Bank is subject to or reasonably likely to incur a material liability as a result of its ownership, operation or use of any Property (as defined below) of Bancshares or the Bank (whether directly or as a consequence of such Property being part of the investment portfolio of the Bank)
(A) that contains any hazardous waste, toxic substance or related materials, including, without limitation, asbestos, PCBs, pesticides, herbicides and any other substance or waste that is hazardous to human health or the environment (collectively, a "Hazardous Substance"), or (B) on which any Hazardous Substance has been stored, disposed of, placed, or used in the construction thereof. "Property" shall include all property (real or personal, tangible or intangible) owned or controlled by Bancshares or the Bank, including, without limitation, property under foreclosure and property in which any venture capital or similar unit of the Bank has an ownership or possessory interest. No claim, action, suit or proceeding is pending against Bancshares or the Bank relating to the Property before any court or other Regulatory Authority or arbitration tribunal relating to Hazardous Substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree or award against or affecting Bancshares or the Bank with respect to the same. Except for statutory or regulatory restrictions of general application, no Regulatory Authority has placed any restriction on the business of Bancshares or the Bank which reasonably could be expected to have a material adverse effect on the condition of Bancshares or the Bank.

          (d) Since December 31, 2001, neither Bancshares nor the Bank has received any notification or communication which has not been favorably resolved from any Regulatory Authority (i) asserting that Bancshares or the Bank is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces, except with respect to matters which
(A) are set forth on Schedule 3.16 or in any writing previously furnished to the Buyer Entities and (B) reasonably could not be expected to have a material adverse effect on the condition of the Bank, (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to the condition of the Bank including, without limitation, the Bank's status as an insured depository institution under the FDI Act, (iii) requiring or threatening to require Bancshares or the Bank, or indicating that Bancshares or the Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of Bancshares or the Bank, including, without limitation, any restriction on the payment of dividends. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

          (e) Neither Bancshares nor the Bank is required by Section 32 of the FDI Act to give prior notice to any federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

     3.17 Labor. No work stoppage involving Bancshares or the Bank is pending or, to the best knowledge of Sellers, threatened. Neither Bancshares nor the Bank is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could adversely affect the business of Bancshares or the Bank. Employees of Bancshares and the Bank are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     3.18 Employee Benefit Plans.

          (a) Schedule 3.18(a) lists all pension, retirement, supplemental retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, maintained by or contributed to by Bancshares or the Bank in respect of any of the present or former directors, officers or other employees of and/or consultants to Bancshares or the Bank (collectively, the "Sellers Employee Plans"). The Sellers have furnished the Buyer Entities with the following documents with respect to each of the Sellers Employee Plans: (i) a true and complete copy of all written documents comprising such Sellers Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of the Sellers Employee Plan;
(ii) the most recently filed Form 5500 or Form 5500-C (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent IRS determination letter, if any.

          (b) All of the Sellers Employee Plans have been maintained and operated in all material respects in accordance with their terms and the requirements of all applicable statutes, orders, rules and final regulations, including, without limitation, to the extent applicable, ERISA and the Internal Revenue Code (the "Code"). All contributions required to be made to the Sellers Employee Plans have been made.

          (c) Neither Bancshares nor the Bank has, provides, sponsors or participates in any pension plan (as defined in Section 3(2) of ERISA).

          (d) Except as set forth on Schedule 3.18(d), neither Bancshares nor the Bank has any liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation.

          (e) Neither Bancshares nor the Bank has any material liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code.

          (f) Except as set forth on Schedule 3.18(f), neither the execution nor delivery of this Agreement or the Merger Agreement, nor the consummation of any of the transactions contemplated hereby and thereby, nor the termination of any of the Sellers Employee Plans which may occur as a result of the consummation of any of the transactions so contemplated, will (i) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute payment) becoming due from Bancshares or the Bank to any director or employee of Bancshares or the Bank, (ii) increase any benefit otherwise payable under any of the Sellers Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit.

     3.19 Conduct of Bancshares's and the Bank's Businesses to Date. Except as set forth in Schedule 3.19 or otherwise in this Agreement, from and after September 30, 2004: (a) Bancshares and the Bank have carried on their respective business in the ordinary and usual course consistent with past practices, (b) neither Bancshares nor the Bank has issued or sold any of its capital stock or any corporate debt securities which would be classified as long-term debt on its balance sheet, (c) neither Bancshares nor the Bank has granted any option for the purchase of its capital stock, effected any stock split or otherwise changed its capitalization, (d) neither Bancshares nor the Bank has, directly or indirectly, redeemed or otherwise acquired any of its capital stock, (e) neither Bancshares nor the Bank has incurred any obligation or liability (absolute or contingent), except normal trade or business obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties, (f) neither Bancshares nor the Bank has discharged or satisfied any lien, mortgage, pledge, claim, security interest, charge, encumbrance, or restriction or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business, (g) neither Bancshares nor the Bank has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business, (h) neither Bancshares nor the Bank has increased the rate of compensation of, or paid any bonus to, any of its directors, officers or other employees, except merit or promotion increases in accordance with existing policy, entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance or other similar contract, entered into, terminated or substantially modified any of the Sellers Employee Plans in respect of any of its present or former directors, officers or other employees, or agreed to do any of the foregoing, (i) neither Bancshares nor the Bank has suffered any damage, destruction or loss, whether as the result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, flood, windstorm, embargo, riot, act of God or the enemy or other similar or dissimilar casualty or event or otherwise, and whether or not covered by insurance, and (j) neither Bancshares nor the Bank has entered into any transaction, contract or commitment outside the ordinary course of its business.

     3.20 Full Disclosure. No representation or warranty of the Sellers contains any untrue statement of a material fact or omits to state a material fact necessary in order to (i) make the statements contained herein not materially misleading or (ii) provide a prospective purchaser of the Bancshares Stock with all material information as to the properties and business of Bancshares or the Bank.

     3.21 Brokers and Finders; Other Liabilities. Neither Bancshares nor the Bank nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Bancshares and/or the Bank in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby.

     3.22 Interest Rate Risk Management Instruments. Except for caps on interest rates made on loans in the ordinary course of its business, the Bank is not a party to, nor are any of its properties or assets bound by, interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements.

     3.23 Representations Concerning Shareholders.

          (a) Ownership. The shares of Bancshares Stock owned by a Shareholder are owned by such Shareholder free of any lien, claim, charge or encumbrance of any nature whatsoever.

          (b) Power. Each Shareholder has complete and unrestricted power to enter into this Agreement and all other agreements to be executed and delivered by Shareholders hereunder, to transfer their shares pursuant to the Merger, and to perform their obligations hereunder and thereunder.

          (c) Binding Obligation. This Agreement has been, and all other agreements and documents to be executed and delivered by Shareholders hereunder will be at or prior to the Closing, duly authorized, executed and delivered by Shareholders and constitute the legal, valid and binding obligations of all Shareholders enforceable against each Shareholder in accordance with its terms.

          (d) No Violations or Defaults. The execution and delivery of this Agreement and all other agreements to be executed and delivered by Shareholders hereunder, and the consummation of the transactions contemplated hereby and thereby, by Shareholders will not violate any provision of, or constitute a default under, any law, regulation, order or judgment or any contract or other agreement to which any of Shareholders is a party or by which any of them is bound or result in the creation or imposition of any lien, claim, charge or encumbrance of any nature whatsoever upon the outstanding capital stock of Bancshares or the Bank.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF THE BUYER ENTITIES

     As an inducement to the Sellers to enter into and perform their respective obligations under this Agreement, and notwithstanding any examinations, inspections, audits or other investigations made by the Sellers, the Buyer Entities hereby jointly and severally represent and warrant to the Sellers as to the following matters:

     4.01 Organization and Authority. ENB and Acquisition Company are each corporations duly organized, validly existing and in good standing under the laws of the State of Missouri.

     4.02 Corporate Authorization.

          (a) ENB and Acquisition Company each have the corporate power and authority to enter into this Agreement and to carry out their respective obligations hereunder. The execution, delivery and performance of this Agreement by ENB and Acquisition Company and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of ENB and the Board of Directors of Acquisition Company, and no other approval of their respective Boards or shareholders or any committees thereof is required. Subject to such approvals of governmental agencies and other governing boards having regulatory authority over ENB and Acquisition Company as may be required by statute or regulation, this Agreement is a valid and binding obligation of ENB and Acquisition Company, enforceable against each in accordance with its terms.

          (b) Neither the execution, delivery and performance by ENB or Acquisition Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by ENB or Acquisition Company with any of the provisions hereof, will (a) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of ENB or Acquisition Company under any of the terms, conditions or provisions of
(i) their respective Articles of Incorporation or Bylaws or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which ENB or Acquisition Company is a party or by which it may be bound, or to which ENB or Acquisition Company or any of its properties or assets may be subject.

     4.03 Material Adverse Change. Since September 30, 2004, there has been no material adverse change in the financial condition, results of operations or prospects or ENB, other than changes in banking laws or regulations, or interpretations thereof, or other conditions that affect the banking industry generally, or changes in the general level of interest rates.

     4.04 Full Disclosure. No representation or warranty of the Buyer Entities contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not materially misleading.

                                   ARTICLE V
                CONDUCT OF BUSINESSES PRIOR TO THE EFFECTIVE TIME

     5.01 Conduct of Businesses Prior to the Closing Date. During the period from the date of this Agreement to the Closing Date, Bancshares and the Bank shall (i) conduct their respective businesses according to the ordinary and usual course consistent with past and current practices, (ii) conduct their respective businesses in accordance with the budgets delivered to ENB, provided, however, that no additional provisions for loan losses, shall be made except as may be necessary to maintain the reserve for loan losses in accordance with
Section 3.12(b) of this Agreement, (iii) seek to keep the expenses of their respective businesses at levels consistent with past practices, and (iv) use their best efforts to maintain and preserve their respective business organizations, value of their franchise, employees and advantageous business relationships and retain the services of their officers and key employees. During the period from the date of this Agreement to the Closing Date, Bancshares shall cause the Bank to act in accordance with this Section 5.01 and the other Sections of Article V hereof.

     5.02 Forbearances of Bancshares and the Bank.  Except as set forth on
Schedule 5.02, during the period from the date of this Agreement to the Closing Date, neither Bancshares nor the Bank shall, without the prior written consent of the Buyer Entities:

          (a) enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee, or materially modify any of the Sellers Employee Plans or grant any salary or wage increase or materially increase any employee benefit (including incentive or bonus payments), except (i) normal individual increases in compensation to employees consistent with past practice, (ii) as required by law or contract and (iii) such increase of which the Sellers notify the Buyer Entities in writing and which the Buyer Entities do not disapprove within 10 days of the receipt of such notice;

          (b) propose or adopt any amendments to its articles of incorporation or other charter document or bylaws;

          (c) issue, sell, grant, confer or award any of its Equity Securities or effect any contribution to capital, stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on the date of this Agreement;

          (d) purchase, redeem, retire, repurchase or exchange, or otherwise acquire or dispose of, directly or indirectly, any of its Equity Securities, whether pursuant to the terms of such Equity Securities or otherwise;

          (e) without first consulting with ENB, enter into, renew or increase any loan or credit commitment (including stand-by letters or credit) to, or invest or agree to invest in any person or entity or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment (collectively, "Lend to") in an amount in excess of $350,000 or in any amount which, when aggregated with any and all loans or credit commitments of the Bank to such person or entity, would be in excess of $350,000; or Lend to any person other than in accordance with the Bank's lending policies as in effect on the date hereof; provided, however, that the Bank shall give ENB prior written notice of its request to act contrary hereto and if ENB has not responded within two (2) business days of such request Bank may proceed in accordance with its good faith business judgment;

          (f) except as directed by any Regulatory Authority on its own motion or otherwise required by applicable law, take any action that would materially impede or delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement or the ability of the Buyer Entities and the Sellers to obtain any approval of any Regulatory Authority required for the transactions contemplated by this Agreement or the Merger Agreement or to perform its covenants and agreements under this Agreement or the Merger Agreement;

          (g) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity;

          (h) in the case of the Bank, materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or execute individual investment transactions which would materially extend the average maturity of the portfolio or which are greater than $500,000 for U.S. Treasury Securities and Federal Agency securities and $100,000 for all other investment instruments, provided that for purposes of this Section 5.02(h), such consent shall not be unreasonably withheld;

          (i) agree in writing or otherwise take any of the foregoing actions or engage in any activity, enter into any transaction or intentionally take or omit to take any other act which would make any of the representations and warranties in Article II of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act;

          (j) enter into or increase any loan or credit commitment (including standby letters of credit) to any executive officer or director of Bancshares or the Bank, any shareholder of Bancshares or the Bank, or any entity controlled, directly or indirectly, by any of the foregoing, without first obtaining the prior written consent of ENB, which consent shall not be unreasonably withheld;

          (k) other than in the ordinary course of business consistent with past practice, acquire, mortgage or dispose of any material assets;

          (l) make any capital investments in excess of $25,000 individually or $75,000 in the aggregate;

          (m) excluding loans in the ordinary course of its business, enter into any individual contract under which the liability of Bancshares or the Bank is in excess of $25,000, or enter into any contracts under which, in the aggregate, the liability of Bancshares or the Bank is in excess of $50,000;

          (n) other than in the ordinary course of business consistent with past practice, enter into any other material agreements; or

          (o) engage in any negotiations or discussions with, or consider proposals from, any person not a party to this Agreement respecting the sale of Bancshares or the Bank to, or the merger of the Bank or Bancshares with, any other person or organization.

                                   ARTICLE VI
                              ADDITIONAL COVENANTS

     6.01 Access and Information; Due Diligence.

          (a) Bancshares shall afford to the Buyer Entities, and to the Buyer Entities' accountants, counsel and other representatives, full access during normal business hours, during the Due Diligence Period and during any six (6) business days per month (and upon reasonable request for such additional time as may be required, provided such request shall not disrupt the normal operation of the Bank) during the period from the expiration of the Due Diligence Period to the Closing Date, to all properties, books, contracts, commitments and records of Bancshares and of the Bank and, during such period, shall furnish promptly to the Buyer Entities (i) a copy of each report, schedule and other document filed or received by Bancshares or the Bank during such period pursuant to the requirements of federal and state banking laws, and (ii) all other information concerning the business, properties and personnel of Bancshares and of the Bank as the Buyer Entities may reasonably request. In the event of the termination of this Agreement, the Buyer Entities shall, and shall cause their respective advisors and representatives to, (1) hold confidential all information obtained in connection with any transaction contemplated hereby with respect to the other party which is not otherwise public knowledge, (2) return to Bancshares and the Bank all documents (including copies thereof) obtained hereunder from Bancshares and the Bank and (3) use their best efforts to cause all information obtained pursuant to this Agreement or in connection with the negotiation hereof to be treated as confidential and not use, or knowingly permit others to use, any such information unless such information becomes generally available to the public.

          (b) ENB, promptly following the date of this Agreement, shall commence the Due Diligence Review, which it shall conclude no later than the end of the Due Diligence Period. ENB shall advise Bancshares of any situation, event, circumstance or other matter which first came to the attention of ENB during the Due Diligence Review which could result in the termination of this Agreement by ENB pursuant to Section 8.01(d) hereof, or, if applicable, of the absence of any situation, event, circumstance or other matter, it being the intention of ENB to provide notice to Bancshares, as promptly as possible, of any perceived impediment to the consummation of the Merger. Notwithstanding anything hereinabove contained or implied to the contrary, the Due Diligence Review shall not limit, restrict or preclude, or be construed to limit, restrict or preclude, ENB, at any time or from time to time thereafter, from conducting further such reviews or from exercising any rights available to it hereunder as a result of the existence or occurrence prior to the Due Diligence Period of any event or condition which was not detected in the Due Diligence Review by ENB and which would constitute a breach of any material representation, warranty or agreement of Bancshares under this Agreement.

     6.02 Regulatory Matters. Each of the parties hereto shall cooperate and use their respective best efforts to prepare all documentation, to effect all filings, and to obtain all permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement and the Merger Agreement as soon as is reasonably practicable after the date of this Agreement, including, without limitation, ENB filing the necessary applications and notices with the Federal Reserve Board and the Missouri Director of Finance.

     6.03 Shareholder Approvals. Immediately following the execution of this Agreement, the Board of Directors of Bancshares shall submit and recommend for approval of Bancshares' shareholders this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, which approval shall be sought in the form of the resolutions attached hereto as Exhibit C. Each of the Shareholders agrees that, immediately following the execution of this Agreement, such Shareholder will vote all shares of Bancshares Stock that he or she owns for the approval and adoption of the resolutions attached hereto as Exhibit C, which vote shall be evidenced by such Shareholder's execution of a statement of unanimous written consent containing such resolutions. If the transaction is altered by ENB to a direct purchase of stock pursuant to Section 2.08, each of the Shareholders agrees to sell his or her shares of Bancshares Stock for a purchase price equal to that portion of the Merger Consideration that such Shareholder would be entitled to receive under this Agreement.

     6.04 Current Information. During the period from the date of this Agreement to the Closing Date, Sellers will promptly furnish the Buyer Entities with copies of all relevant quarterly financial statements of Bancshares and all relevant monthly financial statements of the Bank as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the Buyer Entities. Each party shall promptly notify the other parties of the following events immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the affected party with respect thereto:
(a) the occurrence of any event which could cause any representation or warranty of such party or any schedule, statement, report, notice, certificate or other writing furnished by such party to be untrue or misleading in any respect; (b) any material change in its business, financial condition, results of operations or prospects; (c) the issuance or commencement of any governmental and/or regulatory agency complaint, investigation or hearing or any communications indicating that the same may be contemplated and, as to any such matter which shall now or hereafter be in effect, any communications pertaining thereto; or
(d) the institution or the threat of any material litigation involving such party.

     6.05 Environmental Reports. Bancshares and the Bank shall provide to ENB within twenty (20) days after request, with respect to all Real Property presently owned by Bancshares and/or the Bank, and as soon as reasonably practicable, but not later than twenty (20) business days, after the acquisition or leasing, foreclosure or repossession by Bancshares or the Bank of any Real Property subsequent to the date hereof, a report of a phase one environmental investigation of such Real Property consistent with ASTM practices (excluding space in retail or similar establishments leased by the Bank for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property). If required by the phase one report with respect to any parcel of Real Property referred to above, in the reasonable opinion of ENB, ENB shall be permitted to obtain, at its expense, a phase two investigation report on such designated parcels as soon as practicable. ENB shall have fifteen (15) business days from the receipt of any such phase two investigation report to notify the Sellers of any dissatisfaction with the contents of such report. If ENB is dissatisfied with the contents of such report due to the fact that: (i) the estimated costs of all remedial or other corrective actions or measures with regard to the real property referred to above required by applicable law (the "Remediation Costs") exceed $150,000 in the aggregate, as reasonably estimated by an environmental expert retained for such purpose by ENB, or (ii) the costs of such remedial or other corrective actions cannot be reasonably estimated by such expert to be $100,000 or less with any reasonable degree of certainty, then ENB, at its sole discretion, shall have the right to terminate this Agreement upon fifteen (15) days' notice to Sellers unless Sellers, upon receipt of such notice, elect within fifteen (15) days thereafter to reduce the Merger Consideration by an amount equal to the Remediation Costs (or in the case of an inability to estimate such costs, by an amount equal to the actual costs of such required remedial or other corrective actions), in which case the Merger Consideration shall be so reduced and this Agreement shall not be terminated pursuant to this Section.

     6.06 Expenses. Each party hereto shall bear its own costs and expenses incident to preparing, entering into and carrying out this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, whether or not the Merger shall be consummated or this Agreement shall subsequently be terminated.

     6.07 Miscellaneous Agreements and Consents. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement as expeditiously as possible, including, without limitation, using their respective best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and thereby. The Sellers and the Buyer Entities shall use their best efforts to obtain consents of all third parties and governmental bodies necessary or, in the opinion of any of the foregoing, desirable for the consummation of the transactions contemplated by this Agreement and the Merger Agreement.

     6.08 Press Releases and Disclosure of Agreement. The Sellers and the Buyer Entities shall consult with each other as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement, the Merger Agreement or any of the transactions contemplated hereby or thereby. Unless in the reasonable opinion of ENB's counsel an announcement is required by applicable securities laws, no announcement shall be made by either party without the consent of the other party unless and until either: (i) the Due

Diligence Period shall have expired, or (ii) ENB has notified Bancshares that ENB waives its termination right pursuant to Section 8.01(d) and Section 8.01(f).

     6.09 Indemnification of Bancshares' and the Bank's Directors, Officers and Employees.

          (a) ENB agrees that the Merger shall not affect or diminish any of the duties and obligations of indemnification of the Surviving Corporation (with respect to the Bank and Bancshares) or the Bank existing at the Effective Time in favor of employees, agents, director or officers of the Surviving Corporation or the Bank arising by virtue of its charter or Bylaws in the form in effect at the date hereof or arising by operation of law or arising by virtue of any contract, resolution, or other agreement or document existing at the date hereof, and such duties and obligations shall continue in full force and effect for so long as they would otherwise survive and continue in full force and effect. To the extent that the Bank's or the Surviving Corporation's existing directors' and officers' liability insurance policy would provide coverage for any action or omission occurring prior to the Effective Time, the Sellers agree to give proper notice to the insurance carrier and to the Buyer Entities of a potential claim thereunder so as to preserve the Bank's or the Surviving Corporation's rights to such insurance coverage.

          (b) If after the Effective Time, the Bank or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or entity, that in each such case, proper provisions shall be made so that the successors and assigns of the Bank or the Surviving Corporation shall assume any remaining obligations of such surviving corporation or bank set forth in this Section 6.09. If the Bank or the Surviving Corporation shall liquidate, dissolve or otherwise wind up either of their businesses, then ENB shall indemnify, defend and hold harmless each Indemnified Party to the same extent and on the same terms that the Bank or the Surviving Corporation were so obligated pursuant to this Section 6.09.

     6.10 Employment Agreement. At the Closing, ENB and Joe D. Balentine will enter into an employment agreement, in the form attached hereto as Exhibit D.

     6.11 Regulatory Approvals. The Buyer Entities shall use their best efforts to file within ten (10) business days following the expiration of the Due Diligence Period, and to diligently prosecute, all regulatory applications required to be filed by it in order to consummate the Merger. The Buyer Entities shall use their reasonable best efforts to obtain all legally required approvals for the consummation of the Merger and the other transactions contemplated hereby. The Buyer Entities shall keep Sellers reasonably informed as to the status of such applications and make available to Sellers, upon reasonable request by Sellers from time to time, copies of such applications and any supplementally filed materials.

     6.12 Breaches. Each of ENB and Acquisition Company shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Sellers and use its best efforts to prevent or promptly remedy the same.

     6.13 Consummation of Agreement. ENB and Acquisition Company shall perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement, including, but not limited to, (i) ENB delivering to Acquisition Company prior to the Effective Time cash in the amount obtained by subtracting the Escrow Deposit from the Merger Consideration, and
(ii) Acquisition Company paying cash in the amount of the Merger Consideration to the shareholders of Bancshares on the Closing Date (which amount includes the Escrow Deposit disbursed by the Escrow Agent in accordance with the Escrow Agreement).

     6.14 Noncompetition.

          (a) Each of the Shareholders covenants and agrees that such Shareholder shall not, directly or indirectly, during the period commencing on the Closing Date and ending on the date five (5) years thereafter:

               (i) own, manage, operate, control or participate in the ownership, management, operation, control or financing of, or have any interest, financial or otherwise, in or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist any bank, savings and loan, savings bank or other financial institution (other than the Bank or any other bank owned, directly or indirectly by ENB) that is located or has an office in or within twenty (20) miles from any boundary of the Missouri counties of Jackson, Cass and Bates, except that the Shareholders may own up to five percent (5%) of the outstanding capital stock of any corporation or entity, including banks, financial institutions or similar financial institutions or financial services entities, that is listed upon a national stock exchange or actively traded in the over-the-counter market;

               (ii) solicit for employment or hire any employees of the Bank; or

               (iii) solicit, or interfere with, any contracts or business relationships with any customer, depositor or borrower of the Bank.

          (b) Although the parties hereto consider the restrictions contained in
Section 6.14(a) of this Agreement to be reasonable for the purposes set forth herein, if a final judicial determination is made by a court of competent jurisdiction that the time, territory, scope or other restriction contained in such Section is an unreasonable or otherwise unenforceable restriction against any or all of the Shareholders, neither this Agreement nor the provisions of such Section shall be rendered void, but shall be deemed amended to apply as to such maximum time, territory, scope and to such other extent as such court may judicially determine or indicate to be reasonable or, if such court does not so determine or indicate, to the maximum extent which any pertinent statute or judicial decision may indicate to be a reasonable restriction under the circumstances involved.

          (c) Each of the Shareholders acknowledges and agrees that ENB's remedy at law for a breach or threatened breach of any of the provisions of Section 6.14(a) of this Agreement would be inadequate and, in recognition of that fact, in the event of any such breach or threatened breach, it is agreed that, in addition to its remedy at law, ENB shall be entitled to, and each of the Shareholders agrees not to oppose ENB's request for, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing herein contained shall be construed as prohibiting ENB from pursuing any other remedies available to it for such breach or threatened breach.

          (d) Three of the Shareholders are Irrevocable Trusts of which Joseph Sims serves as trustee. The parties hereto acknowledge and agree that Joseph Sims, in his individual capacity, is not bound by or subject to the noncompete covenants set forth in this Section and is not required to enter into any noncompete agreements.

     6.15 Existence of the Bank.

          (a) Unless otherwise approved or consented to by the Shareholder Representative, for a period of one year after the Effective Time (a) ENB will cause the Bank to be a free-standing institution and will not permit the Bank to merge or combine with any of the other banks of ENB, and (b) ENB will cause the name of the Bank to remain unchanged.

          (b) Unless otherwise approved or consented to by the Shareholder Representative, ENB will permit the persons serving as the members of the Board of Directors of the Bank at the Effective Time to continue to serve in such capacity for a period of one year after the Effective Time; provided that the policies and operations of the Bank are consistent, and remain consistent, with past practices and the reasonable policies of ENB and its subsidiary banks. At any time after the Effective Time, ENB may increase the size of the Board of Directors of the Bank and fill the resulting vacancies created thereby.

                                  ARTICLE VII
                                   CONDITIONS

     7.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved by the Federal Reserve Board, the Missouri Director of Finance and any other federal and/or state regulatory agencies whose approval is required for consummation of the transactions contemplated hereby, and such approvals shall be continuing in effect.

          (b) Neither Bancshares, the Bank, ENB nor Acquisition Company shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

          (c) No litigation challenging the Merger shall be pending or have been threatened.

     7.02 Conditions to Obligations of the Sellers. The obligations of the Sellers to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of the Buyer Entities set forth in Article IV hereof shall be true and correct in all material respects, except such as are not of a magnitude as to be materially adverse to the business, financial condition, results of operations or prospects of ENB and its subsidiaries, taken as a whole, as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specified date, (ii) where the facts which caused the failure of any representation or warranty to be so true and correct have not resulted, and are not likely to result, in a material adverse effect on the condition of ENB and its subsidiaries taken as a whole, and (iii) for the effect of transactions contemplated by this Agreement) and the Sellers shall have received a signed certificate which is to the best knowledge of the Chairman of the Board and President of ENB, signing solely in his capacity as an officer of ENB, and is to that effect.

          (b) Performance of Obligations. The Buyer Entities shall have performed in all material respects all obligations required to be performed by each under this Agreement prior to the Effective Time, and the Sellers shall have received a signed certificate which is to the knowledge of the Chairman of the Board and President of ENB, signing solely in his capacity as an officer of ENB, and is to that effect.

          (c) Permits, Authorizations, etc.. The Buyer Entities shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by them of the Merger and all waiting periods required by law shall have expired.

     7.03 Conditions to Obligations of the Buyer Entities. The obligations of the Buyer Entities to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties of the Sellers set forth in Article III hereof shall be true and correct in all material respects, except such as are not of a magnitude as to be materially adverse to the business, financial condition, results of operations or prospects of Bancshares or the Bank, taken as a whole, as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date except (i) to the extent such representations and warranties are by their express provisions made as of a specific date, (ii) where the facts which caused the failure of any representation or warranty to be so true and correct have not resulted, and are not likely to result, in a material adverse effect on the condition of Bancshares or the Bank taken as a whole, and (iii) for the effect of transactions contemplated by this Agreement) and ENB shall have received a signed certificate which is to the best knowledge of the Chairman of the Board and President of each of Bancshares and the Bank and is to that effect.

          (b) Performance of Obligations. The Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Closing Date, and ENB shall have received a signed certificate which is to the knowledge of the Chairman of the Board and President of each of Bancshares and the Bank and is to that effect.

          (c) Permits, Authorizations, etc. The Sellers shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Bancshares or the Bank's businesses required for the consummation of the Merger, and the Sellers shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

          (d) No Material Adverse Change. Since the date of this Agreement, there shall have been no material adverse change in the business, assets (real, personal or mixed), financial condition or results of operations of Bancshares or the Bank.

          (e) Opinion of Counsel. The Sellers shall have delivered to ENB an opinion of counsel to the Sellers dated as of the Closing Date in substantially the form set forth as Exhibit E to this Agreement.

          (f) Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be held or taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to ENB, and Sellers shall have made available to ENB and its authorized representatives for examination the originals or true and correct copies of all documents relating to the business and affairs of Bancshares and the Bank which ENB and its authorized representatives may reasonably request.

          (g) Employment of Joe D. Balentine. ENB and Joe D. Balentine shall have entered into an employment agreement on terms satisfactory to ENB and as described in Section 6.10.

          (h) Total Assets of the Bank. As of the Closing Date, the total assets of the Bank shall be equal to or greater than $165,000,000, and the tangible equity capital of the Bank shall be equal to or greater than $13,144,800, excluding unrealized securities gains or losses and realized securities gains during calendar year 2004 and 2005.

          (i) Limitation on Certain Loans and Non-Performing Assets. The aggregate amount of all loans described by Section 3.09(f)(vi) and all Non-Performing Assets pursuant to Section 3.12(c) shall not exceed $1,020,924.

          (j) Shareholder Approval. The Shareholders shall have approved of the Merger, this Agreement and the Merger Agreement pursuant to Section 6.03 hereof, and shall have furnished to ENB a statement of unanimous written consent of Bancshares' shareholders containing the resolutions attached hereto as Exhibit C, and the corporate secretary of Bancshares shall have furnished to ENB a certificate attesting that such resolutions are accurate and complete and remain in full force and effect.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

     8.01 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the shareholders of
Bancshares:

          (a) by mutual consent by the Board of Directors of ENB and the Board of Directors of Bancshares;

          (b) by the Board of Directors of ENB or the Board of Directors of Bancshares hereto at any time after June 30, 2005, if the Merger shall not theretofore have been consummated;

          (c) by the Board of Directors of ENB or the Board of Directors of Bancshares if the Federal Reserve Board, the Missouri Director of Finance or any other federal and/or state regulatory agency whose approval is required for the consummation of the Merger shall have denied approval of such transaction;

          (d) by the Board of Directors of ENB, at any time prior to the completion of the Due Diligence Period, in the event ENB, in good faith, determines in the course of its due diligence examination of Bancshares and the Bank that any of the representations and warranties made by the Sellers in this Agreement are inaccurate or untrue in any material respect, that the loan loss reserve is inadequate to protect the Bank against the risk inherent in its loan portfolio, or that there has been a material breach of warranties on the part of Sellers and further that Sellers have not agreed to financial statement adjustments proposed in good faith by ENB based upon its due diligence or otherwise cured any breach of warranty; provided, however, that notwithstanding the foregoing, if the Sellers notify ENB of their good faith belief that the financial statement adjustments proposed by ENB are not correct and this Agreement is terminated by the Board of Directors of ENB pursuant to this
Section 8.01(d), then there shall be no damages, specific performance or any other obligations required of Sellers or of the Buyer Entities due to their good faith difference of opinion regarding such adjustments, and neither party is required to go forward, pay damages or indemnify the other party in any manner as a result thereof.

          (e) by the Board of Directors of ENB, on the one hand, or by the Board of Directors of Bancshares, on the other hand, in the event of a breach by the other of any representation, warranty or agreement contained in this Agreement, which breach is of such a magnitude as to be materially adverse to the business, financial condition, results of operations or prospects of the breaching party and its subsidiaries taken as a whole and is not cured after 30 days' written notice thereof is given to the party committing such breach or waived by such other party or parties;

          (f) by the Board of Directors of ENB pursuant to and in accordance with the provisions of Section 6.05 hereof; or

          (g) by the Board of Directors of ENB in the event that it reasonably determines that a material adverse change in the financial position or business of Bancshares or the Bank shall have occurred or if Bancshares or the Bank shall have suffered a material loss or damage to any of their properties or assets, which loss or damage materially adversely affects or impairs their ability to conduct their businesses, or if any suit or similar proceeding shall be instituted or threatened by any party which in the opinion of counsel to ENB may result in the restraint, prohibition or obtaining of damages or other relief in connection with this Agreement or the consummation of the transactions contemplated thereby.

     8.02 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01 above, this Agreement shall forthwith become void and without further effect and there shall be no liability on the part of any party hereto or the respective officers and directors of each, except as set forth in the second sentence of Section 6.01(a), Section 6.06 (relating to each party's own expenses and neither party shall be liable for the other party's expenses) and Article IX (as governed by the terms of Article IX), and, except that no termination of this Agreement pursuant to Section 8.01(e) shall relieve the non-performing party of any liability to any other party hereto arising from the breach or non-performance of any warranty or covenant herein, after the giving of notice and the opportunity to cure. The parties recognize that the remedies at law of ENB for a breach by any Seller, or the remedies at law of the Sellers for a breach by the Buyer Entities, are inadequate and that in addition to other remedies, ENB or the Seller, respectively, shall be entitled to specific performance and other equitable remedies. Notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 8.01(e) hereof on the account of a willful breach of any of the representations and warranties set forth herein or any breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover actual damages or liquidated damages, as appropriate, from the breaching party; provided, however, that no party shall be liable for a breach of any representation or warranty unless such party had actual knowledge of the inaccuracy or breach of such representation or warranty which results in the termination of this Agreement prior to the Closing Date at the time that it was made.

     8.03 Amendment. This Agreement, the Exhibits and the Schedules hereto may be amended by the parties hereto, by action taken by or on behalf of the respective Boards of Directors of ENB and of Bancshares, at any time before or after approval of this Agreement and the Merger Agreement by the shareholders of Bancshares; provided, however, that no such modification shall (a) alter the amount or change the form of the Merger Consideration contemplated by this Agreement to be received by the shareholders of Bancshares, (b) adversely affect the tax treatment of the Shareholders, (c) alter or change any of the terms of this Agreement if such alteration or change would adversely affect the shareholders of Bancshares, or (d) impede or delay receipt of any approvals referred to in Section 7.01(b) or the consummation of the transactions contemplated by this Agreement and the Merger Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.04 Waiver. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

                                   ARTICLE IX
                                 INDEMNIFICATION

     9.01 Indemnification. The Shareholders, jointly and severally, and ENB (individually, the "Indemnifying Party") agree to defend, indemnify and hold harmless the other party or parties (the "Indemnitee") and its or their officers, directors, employees, agents, representatives, successors and assigns from, against and in respect of any and all loss, liability and expense resulting from:

          (a) Any and all loss, diminution in value, damage or deficiency resulting from any misrepresentation or breach of warranty or nonfulfillment of any obligation by Indemnifying Party under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Indemnifying Party pursuant to this Agreement; and

          (b) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including legal expenses) incident to any of the foregoing provisions.

     9.02 Claims. If any Indemnitee receives notice of any claim or the commencement of any action or proceeding with respect to which the Indemnifying Party is obligated to provide indemnification pursuant to Section 9.01, the Indemnitee shall promptly give the Indemnifying Party notice thereof. Such notice shall be a condition precedent to any liability of the Indemnifying Party under the provisions for indemnification contained in this Agreement and shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the loss that has been or may be sustained by the Indemnitee. The Indemnifying Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee; provided, however, that to the satisfaction of the Indemnitee, the Indemnifying Party shall indemnify and secure the Indemnitee against such contested claims and for the expenses of contesting and defending the claims. If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within 30 days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, any such asserted liability. If the Indemnifying Party elects not to notify the Indemnitee of its election as herein provided, the Indemnitee may, if acting in accordance with its good faith business judgment, pay, compromise or defend such asserted liability, and such settlement shall be binding on the Indemnifying Party for purposes of this Article IX. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may each participate, at its own expense, in the defense of such asserted liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

     9.03 Costs. If any legal action or other proceeding is brought by any party to this Agreement against any other party to this Agreement for the enforcement or interpretation of any of the rights or provisions of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and all other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

     9.04 Reimbursement. Subject to the provisions of Section 9.03, the Indemnitee shall be reimbursed on demand for loss, damage, cost or expense suffered by such party at any time after the Closing Date in respect to any liability to which the foregoing indemnity relates.

     9.05 Net Loss and De Minimis. Except for any knowing and intentional breach hereof by any party, no indemnity shall be due hereunder until such time as the actual net loss or damage (i.e., reduced by any recovery from any third party, such as an insurer) suffered by the Indemnitee exceeds a cumulative aggregate amount (as to all indemnifiable claims to the date of determination combined) equal to $15,000. After cumulative aggregate losses equal $15,000, Indemnitee shall be entitled to full and complete recovery of all losses incurred, including the first $15,000.

     9.06 Limitations. Notwithstanding any provision of this Article IX to the contrary, the extent of indemnification herein to an Indemnitee by each Indemnifying Party who is also a Shareholder shall be limited to that portion of the Merger Consideration that such Shareholder would be entitled to received under this Agreement. Notwithstanding any provision of this Agreement, no Indemnitee shall be entitled to any reimbursement hereunder from an Indemnifying Party with respect to any claim initially made against such Indemnifying Party more than 12 months after the Closing Date.

                                   ARTICLE X
                               GENERAL PROVISIONS

     10.01 Survival of Representations, Warranties and Agreements. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation until the first anniversary of the Closing Date, except that the agreements set forth in
Section 8.02 shall survive the Effective Time or the earlier termination of this Agreement.

     10.02 No Assignment; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but neither this Agreement nor any right or obligation set forth in any provision hereof may be transferred or assigned by any party hereto without the prior written consent of all other parties, and any purported transfer or assignment in violation of this Section 10.02 shall be void and of no effect. There shall not be any third party beneficiaries of any provisions hereof.

     10.03 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this Agreement.

     10.04 No Implied Waiver. No failure or delay on the part of either party hereto to exercise any right, power or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     10.05 Headings. Article, section, subsection and paragraph titles, captions and headings herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent or meaning of any provision hereof.

     10.06 Entire Agreement. This Agreement and the Appendices and Schedules hereto constitutes the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior negotiations, representations, warranties, commitments, offers, letters of interest or intent, proposal letters, contracts, writings or other agreements or understandings with respect thereto. No waiver, and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by all parties thereto.

     10.07 Counterparts. This Agreement may be executed in one or more counterparts, and any party to this Agreement may execute and deliver this Agreement by executing and delivering any of such counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

     10.08 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to be duly received (a) on the date given if delivered personally or by cable, telegram or telex or (b) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                    (i) if to the Buyer Entities:

                           Exchange National Bancshares, Inc.
                           132 High Street
                           Jefferson City, MO 665101
                           Attention: James E. Smith
                           Telecopy: (573) 761-6272

                        and copy to:

                           Stinson Morrison Hecker LLP
                           1201 Walnut Street, Suite 2700
                           Kansas City, MO 64106
                           Attention: Howard H. Mick
                           Telecopy: 816-691-3495

                    (ii) if to Sellers:

                           Joe D. Balentine
                           Bank 10
                           8127 East 171st Street
                           Belton, MO 64012
                           Telecopy: (816) 322-3195

                        and copy to:

                           Joseph Y. Holman
                           Holman Hansen & Colville, P.C.
                           10740 Nall Avenue, Suite 200
                           Overland Park, KS 66211
                           Telecopy: (913) 383 9596

     10.09 Governing Law. This Agreement shall be governed by and controlled as to validity, enforcement, interpretation, effect and in all other respects by the internal laws of the State of Missouri applicable to contracts made in that state.

     10.10 Authority of Shareholder Representative. At the request of the Shareholder Representative, up to $100,000 of the Merger Consideration may be withheld pro rata and paid to the Shareholder Representative as agent for the Shareholders to facilitate any final purchase price adjustments, payment of post closing expenses, including 50% of the cost of preparing Bancshares' final income tax returns and any breach of warranty claims arising within one year following the closing. The Shareholder Representative shall have authority to approve any such adjustments or expenditure on behalf of the Shareholders.

         [The remainder of this page intentionally has been left blank]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be affixed hereto, all as of the date first written above.

ATTEST:                                   EXCHANGE NATIONAL BANCSHARES, INC.


                                          By:
--------------------------------------        ----------------------------------
Secretary                                 Name:
                                          Title:


ATTEST:                                   2005 ACQUISITION COMPANY, INC.


                                          By:
--------------------------------------        ----------------------------------
Secretary                                 Name:
                                          Title:


ATTEST                                    DREXEL BANCSHARES, INC.


                                          By:
--------------------------------------        ----------------------------------
Secretary                                 Name:
                                          Title:


                                          OLIVIA BALENTINE YATES TRUST, u/a/d
                                          December 17, 1992,
                                          as amended to date.


                                          By:
--------------------------------------        ----------------------------------
JOE D. BALENTINE                          Name: Joseph R. Sims
                                          Title: Trustee


                                          --------------------------------------
                                          Name: C.O. Balentine
                                          Title: Grantor


                                          --------------------------------------
                                          Name: Katy L. Balentine
                                          Title: Grantor

IRREVOCABLE TRUST FOR THE                 IRREVOCABLE TRUST FOR THE
BENEFIT OF OLIVIA BALENTINE YATES,        BENEFIT OF BARRY L. BALENTINE, u/a/d
u/a/d September 20, 2004, as              September 20, 2004, as amended to date
amended to date


By:                                       By:
    ----------------------------------        ----------------------------------
Name: Joseph R. Sims                      Name: Joseph R. Sims
Title: Trustee                            Title: Trustee


--------------------------------------    --------------------------------------
Name: C.O. Balentine                      Name: C.O. Balentine
Title: Settlor                            Title: Settlor


C.O. BALENTINE LOVING REVOCABLE           KATY BALENTINE LOVING REVOCABLE
TRUST, u/a/d February 7, 1990, as         TRUST, u/a/d February 7, 1990,
amended to date                           as amended to date


By:                                       By:
    ----------------------------------        ----------------------------------
Name: C.O. Balentine                      Name: Katy L. Balentine
Title: Trustee and Settlor                Title: Trustee and Settlor


                                          By:
--------------------------------------        ----------------------------------
Name: Katy L. Balentine                   Name: C.O. Balentine
Title: Trustee                            Title: Trustee

The undersigned, in his or her individual capacity, joins in this Agreement solely for the purpose of agreeing to be bound by, and subject to, the covenants and agreements contained in Section 6.14 hereof, to the same extent as each of the Shareholders.


--------------------------------------
C.O. BALENTINE


--------------------------------------
KATY L. BALENTINE

                                LIST OF SCHEDULES

Schedule 3.01(a)   Bancshares -- Articles of Incorporation and Bylaws
Schedule 3.01(b)   Bank -- Articles of Agreement and Bylaws
Schedule 3.02(c)   Conflicts, Liens and Security Interests
Schedule 3.05(a)   Financial Statements
Schedule 3.07(a)   Liens on Assets
Schedule 3.07(b)   Assets Sold, Leased or Transferred
Schedule 3.08(a)   Real Property
Schedule 3.08(f)   Liens on Real Property
Schedule 3.09(a)   Material Loans and Deposits
Schedule 3.09(b)   Material Agreements
Schedule 3.09(c)   Insurance Policies
Schedule 3.09(f)   Loans of Bank in Arrears
Schedule 3.10      Contract Defaults
Schedule 3.11      Undisclosed Liabilities
Schedule 3.12(c)   Non-Performing Assets
Schedule 3.13      Tax Liabilities
Schedule 3.15      Pending Litigation
Schedule 3.16      Environmental Liability
Schedule 3.18(a)   Employee Benefit Plans
Schedule 3.18(c)   Pension Plan Matters
Schedule 3.18(d)   Post-Retirement Benefits
Schedule 3.18(f)   Employment Termination Agreements
Schedule 3.19      Conduct of Business
Schedule 3.23(a)   Bancshares Stock Owned by Shareholders
Schedule 5.02      Permitted Actions

LIST OF EXHIBITS
Exhibit A   Form of Merger Agreement
Exhibit B   Form of Escrow Agreement
Exhibit C   Shareholder Resolutions
Exhibit D   Form of Employment Agreement
Exhibit E   Opinion of Sellers Counsel

                    #   #   #

[NOTE: Each of the above schedules and exhibits has been omitted from the report on Form 8-K to which this Agreement has been included as an exhibit. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.]